Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.craneco.com
Crane Holdings, Co. Reports 2022 Results

Fourth Quarter 2022 Highlights
•Continued progress towards previously announced separation; Remain on-track to complete separation in early April 2023.
•Fourth quarter GAAP earnings per diluted share (EPS) increased 53% to $1.87 per share compared to 2021; Fourth quarter adjusted EPS increased 63% to a record $2.13 per share compared to 2021.
•Fourth quarter GAAP operating profit margin was 15.7%, an increase of 440 basis points from last year; adjusted operating margin was a record 18.6% compared to 12.0% last year.
•Fourth quarter core sales increased 11% compared to last year, core orders increased 15%, and core backlog increased 28%.
•Crane issues guidance for 2023 for post-separation Crane Company and Crane NXT; guidance details are included in the presentation that accompanies this earnings release that is available on our website at www.craneco.com under Investors, Events & Presentations.

STAMFORD, CONNECTICUT - January 23, 2023 - Crane Holdings, Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported fourth quarter and full year 2022 financial results.

Max Mitchell, Crane Holdings, Co. President and Chief Executive Officer stated: “Another outstanding quarter of execution by our global team, along with continued progress toward our planned separation. Preparations for the separation are progressing smoothly, and we remain on-track for completion in April 2023. Both organizations continue to build out strong teams that will position both Crane Company and Crane NXT to deliver consistent, differentiated execution. Further, we continue to believe that the transaction will permit each post-separation company to optimize its investments and capital allocation policies to further accelerate growth and unlock shareholder value."

Mr. Mitchell continued: "Operationally, we had a very strong fourth quarter, with record quarterly adjusted EPS of $2.13 and a record adjusted operating margin of 18.6% driven, in part, by 11% core sales growth with strength across all three of our global strategic growth platforms. Leading indicators also remain strong, with core orders up 15% and core backlog up 28% compared to last year. However, despite strength of those metrics, based on broader macroeconomic trends and general uncertainty, we are planning for somewhat constrained and mixed activity in 2023 paired with gradual supply chain relief throughout the year. That said, we are confident that we are positioned to drive above-market growth in any potential environment, and we are prepared to respond quickly to capitalize on any demand above our current outlook."
Initial 2023 Outlook and Guidance
Details of our initial 2023 outlook and guidance for both Crane Company and Crane NXT are included in the presentation that accompanies this earnings release available on our website at www.craneco.com under Investors, Events & Presentations.

Full Year 2022 Results
Full year 2022 GAAP EPS of $7.18 compared to $7.36 in the prior year. Full year 2022 adjusted EPS of $7.88 increased 15% compared to $6.88 in the prior year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Full year 2022 sales were $3,375 million, a decrease of $33 million, or 1%, compared to full year 2021. Core sales growth of $220 million, or 6%, was more than offset by the $139 million, or 4%, impact from the May divestiture of Crane Supply, and a $114 million, or 3%, impact from unfavorable foreign exchange.
Full year order growth of 5% was driven by 13% core order growth, partially offset by a 4% divestiture impact and a 4% impact from unfavorable foreign exchange. Full year backlog growth of 23% was driven by 28% core backlog growth, partially offset by a 4% impact from unfavorable foreign exchange and a 2% divestiture impact.
Full year GAAP operating profit margin declined to 10.9%, from 15.5% last year, driven primarily by a loss on the August divestiture of asbestos-related assets and liabilities and related items. Full year 2022 adjusted operating profit margin was 17.7%, compared to 15.5% last year, driven primarily by pricing actions and productivity that more than offset inflation and the impact of lower volumes. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Summary of Full Year 2022 Results

	Full Year		Change
(dollars in millions)	2022	2021	$	%
Net sales	$3,375	$3,408	$(33)	(1)%
Core sales			220	6%
Foreign exchange			(114)	(3)%
Divestiture impact			(139)	(4)%

Operating profit	$370	$529	$(160)	(30)%
Adjusted operating profit*	$597	$528	$69	13%

Operating profit margin	10.9%	15.5%		(460bps)
Adjusted operating profit margin*	17.7%	15.5%		220bps
*Please see the attached Non-GAAP Financial Measures tables

Full Year 2022 Cash Flow and Other Financial Metrics
Cash used for operating activities in 2022 was $152 million, compared to cash provided by operating activities of $499 million in 2021. Cash used for operating activities in 2022 included outflows of $605 million related to the August divestiture of asbestos-related assets and liabilities and other portfolio actions. Capital expenditures in 2022 were $58 million, compared to $54 million last year. Free cash flow (cash provided by operating activities less capital spending) in 2022 was negative $210 million, compared to positive $445 million last year. Adjusted free cash flow (free cash flow less the cash outflows associated with the divestiture of asbestos-related assets and liabilities and other portfolio actions) in 2022 was $395 million, compared to $445 million last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
The Company held cash of $658 million as of December 31, 2022, compared to $479 million as of December 31, 2021. Total debt was $1,243 million as of December 31, 2022, compared to $842 million as of December 31, 2021, with the increase related to the August asbestos divestiture transaction.
Fourth Quarter 2022 Results
Fourth quarter 2022 GAAP EPS of $1.87 compared to EPS of $1.22 in the fourth quarter of 2021. Fourth quarter 2022 adjusted EPS was $2.13, compared to $1.31 in the fourth quarter of 2021. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Fourth quarter 2022 sales were $824 million, a slight decline compared to $825 million in the fourth quarter of 2021. Core sales growth of $90 million, or 11%, was more than offset by a $58 million, or 7%, divestiture impact, and a $33 million, or 4%, impact from unfavorable foreign exchange.
Core year-over-year order growth of 15% in the fourth quarter was partially offset by a 7% divestiture impact and a 5% impact from unfavorable foreign exchange. Total year-over-year backlog growth of 23% was driven by 28% core backlog growth, partially offset by a 4% impact from unfavorable foreign exchange and a 2% divestiture impact.
Fourth quarter GAAP operating profit margin was 15.7%, compared to 11.3% last year, with the increase driven primarily by pricing actions, and to a lesser extent productivity and higher volumes. Fourth quarter 2022 adjusted operating profit margin was 18.6%, compared to 12.0% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Summary of Fourth Quarter 2022 Results

	Fourth Quarter		Change
(dollars in millions)	2022	2021	$	%
Net sales	$824	$825	$(1)	—%
Core sales			90	11%
Foreign exchange			(33)	(4)%
Divestiture impact			(58)	(7)%

Operating profit	$129	$93	$36	39%
Adjusted operating profit*	$153	$99	$54	54%

Operating profit margin	15.7%	11.3%		440bps
Adjusted operating profit margin*	18.6%	12.0%		660bps
*Please see the attached Non-GAAP Financial Measures tables

Fourth Quarter 2022 Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2022 versus the fourth quarter
2021.
Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2022	2021	$	%
Net sales	$181	$158	$23	15%

Operating profit	$36	$21	$15	74%
Operating profit, before special items (adjusted)*	$37	$21	$17	81%

Operating profit margin	19.8%	13.1%		670bps
Operating profit margin, before special items (adjusted)*	20.6%	13.1%		750bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $181 million increased $23 million, or 15%, compared to the prior year. GAAP operating profit margin of 19.8% compared to 13.1% last year, driven primarily by pricing actions, higher volumes, and productivity. Adjusted operating profit margin of 20.6% compared to 13.1% last year. Aerospace & Electronics' core orders increased 45% in the quarter compared to the prior year, and its order backlog was $613 million as of December 31, 2022 compared to $592 million as of September 30, 2022, and $460 million as of December 31, 2021.
Process Flow Technologies

	Fourth Quarter		Change
(dollars in millions)	2022	2021	$	%
Net sales	$252	$299	$(47)	(16)%
Core sales			25	8%
Foreign exchange			(14)	(5)%
Divestiture impact			(58)	(19)%

Operating profit	$37	$42	$(4)	(10)%
Adjusted operating profit*	$41	$43	$(2)	(5)%

Operating profit margin	14.8%	13.9%		90bps
Adjusted operating profit margin*	16.1%	14.3%		180bps
*Please see the attached Non-GAAP Financial Measures tables

Sales of $252 million decreased $47 million, or 16%, driven by a $58 million, or 19%, impact from the divestiture of Crane Supply and a $14 million, or 5%, impact from unfavorable foreign exchange, partially offset by $25 million, or 8%, of core growth. Operating profit margin increased to 14.8%, compared to 13.9% last year, primarily reflecting pricing actions and productivity, partially offset by unfavorable mix and lower volumes. Adjusted operating margin was 16.1%, compared to 14.3% last year. Process Flow Technologies' orders decreased 17% in the quarter compared to the prior year, with 9% core order growth more than offset by a 21% divestiture impact and a 5% impact from unfavorable foreign exchange. Order backlog increased 3% in the quarter compared to the prior year, with 14% core backlog growth partially offset by an 8% divestiture impact and a 4% impact from unfavorable foreign exchange. Process Flow Technologies order backlog was $369 million as of December 31, 2022, $354 million as of September 30, 2022, and $358 million as of December 31, 2021.
Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2022	2021	$	%
Net sales	$338	$314	$25	8%
Core sales			44	14%
Foreign exchange			(19)	(6)%

Operating profit	$82	$60	$21	36%
Adjusted operating profit*	$88	$58	$30	51%

Operating profit margin	24.1%	19.1%		500bps
Adjusted operating profit margin*	25.9%	18.5%		740bps
*Please see the attached Non-GAAP Financial Measures tables

Sales of $338 million increased $25 million, or 8%, compared to the fourth quarter of 2021, driven by a $44 million, or 14%, increase in core sales, partially offset by a $19 million, or 6%, impact from unfavorable foreign exchange.

Operating profit margin increased to 24.1%, from 19.1% last year, primarily reflecting pricing actions, higher volumes and productivity. Adjusted operating profit margin of 25.9% compared to 18.5% last year. Payment & Merchandising Technologies' orders increased 4% in the quarter compared to the prior year, with 12% core order growth partially offset by an 8% impact from unfavorable foreign exchange. Order backlog increased 29% compared to the prior year, with 36% core backlog growth, partially offset by a 7% impact from unfavorable foreign exchange. Payment & Merchandising Technologies' order backlog was $566 million as of December 31, 2022, $500 million as of September 30, 2022, and $438 million as of December 31, 2021.

Newly appointed Crane NXT President and CEO Aaron Saak commented: “I am incredibly excited about the opportunity to share our path for value creation with investors at our upcoming Investor Day event. Along with my new team, I am honored to be the steward of these incredible businesses as we leverage global secular growth trends while pursuing new vectors for accelerated growth."

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2022	2021	$	%
Net sales	$52	$55	$(2)	(4%)

Operating profit	$6	$6	$—	(6%)
Adjusted operating profit*	$6	$6	$—	—%

Operating profit margin	11.0%	11.3%		(30bps)
Adjusted operating profit margin*	11.8%	11.3%		50bps
*Please see the attached Non-GAAP Financial Measures tables

Sales of $52 million decreased $2 million, or 4%, compared to the prior year. Operating profit margin decreased to 11.0%, from 11.3%. Adjusted operating profit margin increased to 11.8%, from 11.3%.

Upcoming Investor Conference for Crane Company and Crane NXT
Crane Company and Crane NXT will each host an investor conference on March 9, 2023 in New York City. At both events, key executives will provide a detailed review of each company’s business, strategy, capital structure, and capital deployment policies, as well as an update on their 2023 business outlook. For additional details and to RSVP, please email: investors@craneco.com
Conference Call
Crane Holdings, Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 24, 2023 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.
About Crane Holdings, Co.
Crane Holdings, Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers across end markets including aerospace, defense, chemical and petrochemical, water and wastewater, payment automation, and banknote security and production, as well as for a wide range of general industrial and consumer applications. The Company has four business segments: Aerospace & Electronics, Process Flow Technologies, Payment & Merchandising Technologies, and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to: statements regarding Crane’s and the ultimate spin-off company’s (“SpinCo”) portfolio composition and their relationship following the business separation; the anticipated timing, structure, benefits, and tax treatment of the separation transaction; benefits and synergies of the separation transaction; strategic and competitive advantages of each of Crane and SpinCo; future financing plans and opportunities; and business strategies, prospects and projected operating and financial results. In addition, there is also no assurance that the separation transaction will be completed, that Crane’s Board of Directors will continue to pursue the separation transaction (even if there are no impediments to completion), that Crane will be able to separate its businesses or that the separation transaction will be the most beneficial alternative considered. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: changes in global economic conditions (including inflationary pressures) and geopolitical risks, including macroeconomic fluctuations that may harm our business, results of operation and stock price; the continuing effects from the coronavirus pandemic on our business and the global and U.S. economies generally; information systems and technology networks failures and breaches in data security, theft of personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information; our ability to source components and raw materials from suppliers, including disruptions and delays in our supply chain; demand for our products, which is variable and subject to factors beyond our control; governmental regulations and failure to comply with those regulations; fluctuations in the prices of our components and raw materials; loss of personnel or being able to hire and retain additional personnel needed to sustain and grow our business as planned; risks from environmental liabilities, costs, litigation and violations that could adversely affect our financial condition, results of operations, cash flows and reputation; risks associated with conducting a substantial portion of our business outside the U.S.; being unable to identify or complete acquisitions, or to successfully integrate the businesses we acquire, or complete dispositions; adverse impacts from intangible asset impairment charges; potential product liability or warranty claims; being unable to successfully develop and introduce new products, which would limit our ability to grow and maintain our competitive position and adversely affect our financial condition, results of operations and cash flow; significant competition in our markets; additional tax expenses or exposures that could affect our financial condition, results of operations and cash flows; inadequate or ineffective internal controls; specific risks relating to our reportable segments, including Aerospace & Electronics, Process Flow Technologies, Payment & Merchandising Technologies and Engineered Materials; the ability and willingness of Crane and SpinCo to meet and/or perform their obligations under any contractual arrangements that are entered into among the parties in connection with the separation transaction and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the separation transaction.

Readers should carefully review Crane’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Crane’s Annual Report on Form 10-K for the year ended December 31, 2021 and the other documents Crane and its subsidiaries file from time to time with the SEC. Readers should also carefully review the “Risk Factors” section of the registration statement relating to the business separation which has been filed by SpinCo with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to diﬀer materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and Crane assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

We make no representations or warranties as to the accuracy of any projections, statements or information contained in this document. It is understood and agreed that any such projections, targets, statements and information are not to be viewed as facts and are subject to significant business, financial, economic, operating, competitive and other risks, uncertainties and contingencies many of which are beyond our control, that no assurance can be given that any particular financial projections ranges, or targets will be realized, that actual results may differ from projected results and that such differences may be material. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to diﬀer materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that we or our representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, securities for sale.
(Financial Tables Follow)

CRANE HOLDINGS, CO.
Condensed Statements of Operations Data
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales:
Aerospace & Electronics	$181.5	$158.1	$667.3	$638.3
Process Flow Technologies	252.0	298.7	1,109.4	1,196.6
Payment & Merchandising Technologies	338.2	313.7	1,339.9	1,345.1
Engineered Materials	52.4	54.7	258.3	228.0
Total net sales	$824.1	$825.2	$3,374.9	$3,408.0

Operating profit:
Aerospace & Electronics	$35.9	$20.7	$120.3	$110.0
Process Flow Technologies	37.3	41.5	168.2	182.5
Payment & Merchandising Technologies	81.5	60.1	333.1	307.5
Engineered Materials	5.8	6.2	32.6	26.9
Corporate	(31.2)	(35.2)	(122.3)	(97.7)
Loss on divestiture of asbestos-related assets and liabilities	—	—	(162.4)	—
Total operating profit	$129.3	$93.3	$369.5	$529.2

Interest income	$1.1	$0.3	$3.4	$1.4
Interest expense	(16.2)	(10.9)	(52.2)	(46.9)
Gain on sale of business	—	—	232.5	—
Miscellaneous, net	(0.8)	2.0	22.0	19.1
Income before income taxes	113.4	84.7	575.2	502.8
Provision for income taxes	6.7	12.6	164.6	67.4
Net income attributable to common shareholders	$106.7	$72.1	$410.6	$435.4

Earnings per diluted share	$1.87	$1.22	$7.18	$7.36

Average diluted shares outstanding	56.9	59.2	57.2	59.2
Average basic shares outstanding	56.2	58.4	56.4	58.4

Supplemental data:
Cost of sales	$487.7	$526.8	$2,035.1	$2,120.3
Selling, general & administrative	207.1	205.0	807.9	758.5
Transaction related expenses [1]	12.6	6.8	49.8	8.2
Repositioning related charges (gains), net [1]	11.1	(0.8)	14.9	(9.6)
Depreciation and amortization [1]	29.1	29.7	118.9	121.1
Stock-based compensation expense [1]	6.4	6.3	24.2	24.9

[1] Amounts included within Cost of sales and/or Selling, general & administrative costs.

CRANE HOLDINGS, CO.
Condensed Balance Sheets
(in millions)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$657.6	$478.6
Accounts receivable, net	474.7	483.0
Current insurance receivable - asbestos	—	13.7
Inventories, net	439.8	449.1
Other current assets	126.5	118.7
Total current assets	1,698.6	1,543.1

Property, plant and equipment, net	509.9	555.6
Long-term insurance receivable - asbestos	—	60.0
Other assets	661.0	744.1
Goodwill	1,527.5	1,583.8
Total assets	$4,397.0	$4,486.6

Liabilities and equity
Current liabilities
Short-term borrowings	$699.3	$—
Accounts payable	286.6	273.7
Current asbestos liability	—	62.3
Accrued liabilities	453.9	442.7
Income taxes	38.1	10.6
Total current liabilities	1,477.9	789.3

Long-term debt	543.7	842.4
Long-term deferred tax liability	163.6	76.9
Long-term asbestos liability	—	549.8
Other liabilities	302.2	393.1

Total equity	1,909.6	1,835.1
Total liabilities and equity	$4,397.0	$4,486.6

CRANE HOLDINGS, CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Operating activities:
Net income attributable to common shareholders	$106.7	$72.1	$410.6	$435.4
Non-cash loss on divestiture of asbestos-related assets and liabilities	—	—	148.9	—
Gain on sale of business	—	—	(232.5)	—
Gain on sale of property	(2.8)	—	(2.8)	(18.5)
Depreciation and amortization	29.1	29.7	118.9	121.1
Stock-based compensation expense	6.4	6.3	24.2	24.9
Defined benefit plans and postretirement credit	(3.1)	(2.0)	(13.6)	(8.0)
Deferred income taxes	(35.0)	16.3	(14.8)	(9.6)
Cash provided by (used for) operating working capital	133.4	77.4	(1.6)	38.0
Defined benefit plans and postretirement contributions	(2.0)	(6.6)	(21.3)	(29.4)
Environmental payments, net of reimbursements	(0.4)	(1.2)	(5.8)	(5.8)
Asbestos related payments, net of insurance recoveries	—	(15.3)	(29.3)	(44.9)
Divestiture of asbestos-related assets and liabilities	—	—	(550.0)	—
Other	(5.9)	(5.2)	17.5	(4.7)
Total provided by (used for) operating activities	$226.4	$171.5	$(151.6)	$498.5
Investing activities:
Proceeds from disposition of capital assets	$4.2	$0.3	$4.3	$23.6
Capital expenditures	(21.6)	(27.2)	(58.4)	(53.9)
Proceeds from sale of business	—	—	318.1	—
Purchase of marketable securities	—	—	—	(10.0)
Proceeds from sale of marketable securities	—	—	—	40.0
Total (used for) provided by investing activities	$(17.4)	$(26.9)	$264.0	$(0.3)
Financing activities:
Dividends paid	$(26.4)	$(25.1)	$(105.9)	$(100.6)
Reacquisition of shares on open market	—	(96.3)	(203.7)	(96.3)
Stock options exercised, net of shares reacquired	13.1	4.3	16.2	14.2
Repayments of commercial paper with maturities greater than 90 days	—	—	—	(27.1)
Proceeds from term loan	—	—	399.4	—
Repayment of term loan	—	—	—	(348.1)
Total (used for) provided by financing activities	$(13.3)	$(117.1)	$106.0	$(557.9)
Effect of exchange rate on cash and cash equivalents	23.3	0.3	(39.4)	(12.7)
Increase (decrease) in cash and cash equivalents	219.0	27.8	179.0	(72.4)
Cash and cash equivalents at beginning of period	438.6	450.8	478.6	551.0
Cash and cash equivalents at end of period	$657.6	$478.6	$657.6	$478.6

CRANE HOLDINGS, CO.
Order Backlog
(in millions)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Aerospace & Electronics	$613.1	$591.6	$534.4	$508.4	$459.8
Process Flow Technologies	368.8	353.7	348.6	372.4	357.9
Payment & Merchandising Technologies	565.6	499.8	482.0	429.0	438.0
Engineered Materials	16.2	18.5	22.0	30.4	20.1
Total backlog	$1,563.7	$1,463.6	$1,387.0	$1,340.2	$1,275.8

CRANE HOLDINGS, CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2022		2021		% Change
	$	Per Share	$	Per Share	(on $)
Net sales	$824.1		$825.2		(0.1)%

Operating profit (GAAP)	$129.3		$93.3		38.6%
Operating profit margin (GAAP)	15.7%		11.3%

Special items impacting operating profit:
Transaction related expenses, net	12.6		6.8
Repositioning related charges (gains), net	11.1		(0.8)
Adjusted operating profit	$153.0		$99.3		54.1%
Adjusted operating profit margin	18.6%		12.0%

Net income attributable to common shareholders (GAAP)	$106.7	$1.87	$72.1	$1.22	48.0%

Special items, net of tax, impacting net income attributable to common shareholders:
Transaction related expenses, net	13.5	0.24	5.9	0.10
Repositioning related charges (gains), net	8.0	0.14	(0.6)	(0.01)
Interest expense on 364-Day Credit Agreement related to asbestos transaction	3.7	0.06	—	—
Impact of pension curtailments and settlements	(0.1)	—	(0.1)	—
Discrete tax reserve adjustment	(10.3)	(0.18)	—	—
Adjusted net income	$121.5	$2.13	$77.3	$1.31	57.2%

Special items impacting provision for income taxes:
Provision for income taxes (GAAP)	$6.7		$12.6
Tax effect of transaction related expenses, net	(0.9)		0.9
Tax effect of repositioning related charges (gains), net	3.1		(0.2)
Tax effect of interest expense on 364-Day Credit Agreement related to asbestos transaction	1.3		—
Tax effect of impact of pension curtailments and settlements	(0.2)		(0.1)
Tax effect of discrete tax reserve adjustment	10.3		—
Adjusted provision for income taxes	$20.3		$13.2
Totals may not sum due to rounding

CRANE HOLDINGS, CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Twelve Months Ended December 31,
	2022		2021		% Change
	$	Per Share	$	Per Share	(on $)
Net sales	$3,374.9		$3,408.0		(1.0)%

Operating profit (GAAP)	$369.5		$529.2		(30.2)%
Operating profit margin (GAAP)	10.9%		15.5%

Special items impacting operating profit:
Loss on divestiture of asbestos-related assets and liabilities	162.4		—
Transaction related expenses, net	49.8		8.2
Repositioning related charges (gains), net	14.9		(9.6)
Adjusted operating profit	$596.6		$527.8		13.0%
Adjusted operating profit margin	17.7%		15.5%

Net income attributable to common shareholders (GAAP)	$410.6	$7.18	$435.4	$7.36	(5.7)%

Special items, net of tax, impacting net income attributable to common shareholders:
Loss on divestiture of asbestos-related assets and liabilities	162.4	2.84	—	—
Transaction related expenses, net	43.3	0.76	7.0	0.12
Repositioning related charges (gains), net	10.8	0.18	(9.1)	(0.15)
Interest expense on 364-Day Credit Agreement related to asbestos transaction	5.3	0.09	—	—
Tax benefit related to divestiture of asbestos-related assets and liabilities	(6.5)	(0.11)	—	—
Impact of pension curtailments and settlements	(1.0)	(0.02)	(0.1)	—
Gain on sale of business	(184.5)	(3.22)	—	—
Deferred tax adjustment related to sale of business	20.7	0.36	(21.5)	(0.37)
Discrete tax reserve adjustment	(10.3)	(0.18)	—	—
Gain on sale of property	—	—	(4.5)	(0.08)
Adjusted net income	$450.8	$7.88	$407.2	$6.88	10.7%

Special items impacting provision for income taxes:
Provision for income taxes (GAAP)	$164.6		$67.4
Tax effect of transaction related expenses, net	(0.9)		1.2
Tax effect of repositioning related charges (gains), net	4.2		(0.5)
Tax effect of interest expense on 364-Day Credit Agreement related to asbestos transaction	1.9		—
Tax effect of benefit related to divestiture of asbestos-related assets and liabilities	6.5		—
Tax effect of impact of pension curtailments and settlements	(0.5)		(0.1)
Tax effect of gain on sale of business	(48.0)		—
Tax effect of deferred tax adjustment related to sale of business	(20.7)		21.5
Tax effect of discrete tax reserve adjustment	10.3		—
Tax effect of gain on sale of property	—		(1.2)
Adjusted provision for income taxes	$117.4		$88.3
Totals may not sum due to rounding

CRANE HOLDINGS, CO.
Non-GAAP Financial Measures by Segment
(in millions)

Three Months Ended December 31, 2022	Aerospace & Electronics	Process Flow Technologies	Payment & Merchandising Technologies	Engineered Materials	Corporate	Total Company
Net sales	$181.5	$252.0	$338.2	$52.4	$—	$824.1

Operating profit (GAAP)	$35.9	$37.3	$81.5	$5.8	$(31.2)	$129.3
Operating profit margin (GAAP)	19.8%	14.8%	24.1%	11.0%		15.7%

Special items impacting operating profit:
Transaction related expenses	$—	$—	$—	$—	$12.6	$12.6
Repositioning related charges(gains), net	1.5	3.3	6.2	0.4	(0.3)	11.1
Adjusted operating profit	$37.4	$40.6	$87.7	$6.2	$(18.9)	$153.0
Adjusted operating profit margin	20.6%	16.1%	25.9%	11.8%		18.6%

Three Months Ended December 31, 2021
Net sales	$158.1	$298.7	$313.7	$54.7	$—	$825.2

Operating profit (GAAP)	$20.7	$41.5	$60.1	$6.2	$(35.2)	$93.3
Operating profit margin (GAAP)	13.1%	13.9%	19.1%	11.3%		11.3%

Special items impacting operating profit:
Transaction related expenses	$—	$—	$—	$—	$6.8	$6.8
Repositioning related charges (gains), net	—	1.3	(2.1)	—	—	(0.8)
Adjusted operating profit	$20.7	$42.8	$58.0	$6.2	$(28.4)	$99.3
Adjusted operating profit margin	13.1%	14.3%	18.5%	11.3%		12.0%

Totals may not sum due to rounding

CRANE HOLDINGS, CO.
Non-GAAP Financial Measures by Segment
(in millions)

Twelve Months Ended December 31, 2022	Aerospace & Electronics	Process Flow Technologies	Payment & Merchandising Technologies	Engineered Materials	Corporate	Total Company
Net sales	$667.3	$1,109.4	$1,339.9	$258.3	$—	$3,374.9

Operating profit (GAAP)	$120.3	$168.2	$333.1	$32.6	$(284.7)	$369.5
Operating profit margin (GAAP)	18.0%	15.2%	24.9%	12.6%		10.9%

Special items impacting operating profit:
Loss on divestiture of asbestos-related assets and liabilities	$—	$—	$—	$—	$162.4	$162.4
Transaction related expenses	—	4.2	—	3.6	42.0	49.8
Repositioning related charges (gains), net	1.5	7.0	6.2	0.5	(0.3)	14.9
Adjusted operating profit	$121.8	$179.4	$339.3	$36.7	$(80.6)	$596.6
Adjusted operating profit margin	18.3%	16.2%	25.3%	14.2%		17.7%

Twelve Months Ended December 31, 2021
Net sales	$638.3	$1,196.6	$1,345.1	$228.0	$—	$3,408.0

Operating profit (GAAP)	$110.0	$182.5	$307.5	$26.9	$(97.7)	$529.2
Operating profit margin (GAAP)	17.2%	15.2%	22.9%	11.8%		15.5%

Special items impacting operating profit:
Transaction related expenses	$—	$—	$—	$—	$8.2	$8.2
Repositioning related charges (gains), net	—	(5.9)	(3.7)	—	—	(9.6)
Adjusted operating profit	$110.0	$176.6	$303.8	$26.9	$(89.5)	$527.8
Adjusted operating profit margin	17.2%	14.8%	22.6%	11.8%		15.5%

Totals may not sum due to rounding

CRANE HOLDINGS, CO.
Cash Flow Items
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Cash Flow Items	2022	2021	2022	2021
Cash provided by (used for) operating activities	$226.4	$171.5	$(151.6)	$498.5
Less: Capital expenditures	(21.6)	(27.2)	(58.4)	(53.9)
Free cash flow	$204.8	$144.3	$(210.0)	$444.6
Cash flow items related to 2022 portfolio actions and asbestos entity sale transaction	$14.8	$—	$604.6	$—
Adjusted free cash flow	$219.6	$144.3	$394.6	$444.6

Crane Holdings, Co. reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release includes certain non-GAAP financial measures, including Adjusted Operating Profit, Adjusted Operating Margin, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Free Cash Flow, that are not prepared in accordance with GAAP. These non-GAAP measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to operating income, net income or any other performance measures derived in accordance with GAAP. We believe that these non-GAAP measures of financial results (including on a forward-looking or projected basis) provide useful supplemental information to investors about Crane Holdings, Co. Our management uses certain forward looking non-GAAP measures to evaluate projected financial and operating results. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently or may use other measures to calculate their financial performance, and therefore our non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

We believe that each of the following non-GAAP measures provides useful information to investors regarding the Company’s financial conditions and operations:

•"Adjusted Operating Profit" and "Adjusted Operating Margin" add back to Operating Profit items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the interpretation of the Company’s underlying earnings and operational performance. These items include income and expense such as: the loss on divestiture of asbestos-related assets and liabilities, transaction related expenses, and repositioning related (gains) charges. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•"Adjusted Net Income" and "Adjusted EPS" exclude items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the presentation of the Company’s underlying earnings and operational performance. These measures include income and expense items that impacted Operating Profit such as: the loss on divestiture of asbestos-related assets and liabilities, transaction related expenses, and repositioning related (gains) charges. Additionally, these non-GAAP financial measures exclude income and expense items that impacted Net Income and Earnings per Diluted Share such as: interest expense on the 364 Day Credit Agreement related to the asbestos transaction, tax benefit related to the divestiture of asbestos-related assets and liabilities, the impact of pension curtailments and settlements, gain on the sale of business, deferred tax adjustment related to sale of business, discrete tax reserve adjustment and gain on the sale of property. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•“Free Cash Flow” and “Adjusted Free Cash Flow” provide supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of free cash flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company’s long-term debt. Free Cash Flow is calculated as cash provided by or used for operating activities less capital spending. Adjusted Free Cash Flow is calculated as Free Cash Flow adjusted for certain cash items which we believe may complicate the interpretation of the Company’s underlying free cash flow performance such as certain transaction related cash flow items related to 2022 portfolio actions and the divestiture of asbestos-related assets and liabilities. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future cash flows that are complementary to GAAP metrics.